Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

Partners and Members

Park Place Dealerships

Dallas, Texas

We have audited the accompanying combined and consolidated financial statements of Park Place Dealerships (the “Company”), which comprise the balance sheets as of September 30, 2019 and December 31, 2018, and the related combined and consolidated statements of operations, changes in partners’ capital and members’ equity, and cash flows for each of the nine months and the two years in the period ended September 30, 2019, and the related notes to the combined and consolidated financial statements.

Management’s Responsibility for the Combined and Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the combined and consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the combined and consolidated financial statements that are free from material misstatement whether due to fraud or error.

Accountants’ Responsibility

Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined and consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined and consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined and consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined and consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined and consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined and consolidated financial statements referred to above present fairly in all material respects, the combined and consolidated balance sheets of Park Place Dealerships as of September 30, 2019 and December 31, 2018, and the results of its operations, changes in partners’ capital and members’ equity and cash flows for each of the nine months and the two years in the period ended September 30, 2019 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

As discussed in Note 1 to the combined and consolidated financial statements, the Company changed its method of accounting for revenue as of January 1, 2018 due to the adoption of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), and the related amendments.

As discussed in Notes 1 and 16 to the combined and consolidated financial statement, the Company changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and the related amendments.

Our opinion is not modified with respect to these matters.

Fort Worth, Texas

January 13, 2020

PARK PLACE DEALERSHIPS

Combined and Consolidated Balance Sheets

September 30, 2019 and December 31, 2018

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$34,481,031	$25,025,601
Contracts in transit	20,021,363	43,266,895
Receivables, net	40,121,748	54,423,209
Inventories	231,348,154	270,664,927
Prepaid expenses	6,528,051	5,588,163
Courtesy vehicles, net	64,021,240	63,969,452
Subscription rental vehicles, net	9,102,666	6,170,073

Total current assets	405,624,253	469,108,320

Property and equipment, net	186,309,786	181,183,655
Operating lease right-of-use assets	49,704,966	—
Long-term finance commission receivables, less current portion	3,784,332	4,306,440
Franchise rights, net	11,372,022	11,372,022
Goodwill, net	500,000	500,000
Other assets	2,833,047	2,212,333

	254,504,153	199,574,450

Total assets	$660,128,406	$668,682,770

LIABILITIES AND PARTNERS’ CAPITAL AND MEMBERS’ EQUITY
Current liabilities:
Floor plan notes payable	$136,602,559	$169,081,172
Floor plan notes payable, other	123,490,611	144,720,425
Accounts payable	21,806,943	28,357,177
Accrued expenses	24,973,059	25,757,082
Current portion of allowance for contingent charges	2,473,558	2,070,491
Current portion of long-term debt	12,657,189	6,961,674
Current portion of operating lease liabilities	10,917,990	—
Current portion of finance or capital lease obligation	2,450,993	2,356,563
Current portion of deferred compensation	—	630,658

Total current liabilities	335,372,902	379,935,242

Allowance for contingent charges, less current portion	1,292,442	1,089,509
Long-term debt, less current portion	90,352,218	86,401,182
Operating lease liabilities, less current portion	39,507,711	—
Finance or capital lease obligation, less current portion	1,706,798	3,557,026
Deferred compensation, less current portion	1,260,772	1,260,772
Profits interest retirement obligation	2,955,388	3,201,775
Other liabilities	—	673,342

	137,075,329	96,183,606

Partners’ capital and members’ equity	187,680,175	192,563,922

Total liabilities and partners’ capital and members’ equity	$660,128,406	$668,682,770

See accompanying notes.

PARK PLACE DEALERSHIPS

Combined and Consolidated Statements of Operations

Nine Months Ended September 30, 2019 and Years Ended December 31, 2018 and 2017

	September 30, 2019	December 31, 2018	December 31, 2017
Sales	$1,307,965,864	$1,764,856,075	$1,720,104,174
Cost of sales	1,114,521,827	1,513,868,391	1,481,727,560

Gross profit from sales	193,444,037	250,987,684	238,376,614
Financing, insurance, service contract and other income, net	21,902,594	29,809,749	30,364,411

Gross profit	215,346,631	280,797,433	268,741,025

Expenses:
Variable selling	17,608,351	23,705,234	22,641,070
Advertising	6,362,492	8,606,570	7,041,981
Floor plan interest	7,563,373	8,434,580	5,860,327
Personnel	72,014,346	94,695,591	89,804,755
Semi-fixed	35,050,557	43,517,417	40,253,211
Fixed	34,379,098	45,348,944	42,826,481

	172,978,217	224,308,336	208,427,825

Income from operations	42,368,414	56,489,097	60,313,200

Other income (expense):
Interest expense, other than floor plan	(3,241,238)	(4,518,181)	(4,458,352)
Interest income	1,716,757	2,243,540	1,504,790
Management fees	(221,547)	(636,963)	(854,332)
Deferred compensation expense	—	(441,894)	(479,608)
Profits interest obligation	246,387	249,976	(32,918)
Other	241,583	126,907	428,281

	(1,258,058)	(2,976,615)	(3,892,139)

Income before state margin tax expense	41,110,356	53,512,482	56,421,061
State margin tax expense	1,161,082	1,236,585	1,301,931

Net income	$39,949,274	$52,275,897	$55,119,130

See accompanying notes.

PARK PLACE DEALERSHIPS

Combined and Consolidated Statements of Changes in Partners’ Capital and Members’ Equity Nine Months Ended September 30, 2019 and Years Ended December 31, 2018 and 2017

	Partners’ Capital	Members’ Equity	Total
January 1, 2017	$165,910,769	$15,761,905	$181,672,674
Partner/member withdrawals	(58,183,849)	(2,090,160)	(60,274,009)
Capital contributions	8,371,654	2,200,000	10,571,654
Net income	52,032,723	3,086,407	55,119,130

December 31, 2017	168,131,297	18,958,152	187,089,449
Cumulative effect of adoption of ASU 2014-09 (Note 1)	1,781,324	196,624	1,977,948
Partner/member withdrawals	(58,848,494)	(6,208,722)	(65,057,216)
Capital contributions	14,477,843	1,800,001	16,277,844
Net income	48,490,476	3,785,421	52,275,897

December 31, 2018	174,032,446	18,531,476	192,563,922
Partner/member withdrawals	(41,650,317)	(5,672,135)	(47,322,452)
Capital contributions	1,489,431	1,000,000	2,489,431
Net income	34,780,862	5,168,412	39,949,274

September 30, 2019	$168,652,422	$19,027,753	$187,680,175

See accompanying notes.

PARK PLACE DEALERSHIPS

Combined and Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2019 and Years Ended December 31, 2018 and 2017

	September 30, 2019	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net income	$39,949,274	$52,275,897	$55,119,130
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debt	117,841	229,812	110,964
Depreciation and amortization	17,630,350	24,082,152	22,482,372
Gain on disposal of property and equipment	(70,766)	(83,886)	(15,821)
Allowance for contingent charges	606,000	(850,000)	(411,000)
Change in right-of-use asset	8,067,561	—	—
Termination of franchise	—	—	100,000
Change in assets and liabilities:
Contracts in transit	23,245,532	(4,911,840)	(343,976)
Receivables	14,023,108	(2,185,237)	4,308,073
Inventories	39,316,773	(67,456,670)	(18,248,462)
Prepaid expenses	(939,888)	(1,861,724)	(112,828)
Courtesy vehicles	(5,407,700)	(6,295,481)	(12,487,645)
Subscription rental vehicles	(3,741,493)	(6,558,333)	—
Finance commission receivables	682,620	(17,478)	(1,725,460)
Other assets	(764,255)	876,812	(2,519,474)
Floor plan notes payable	(32,478,613)	61,482,249	(19,273,090)
Accounts payable	(6,550,234)	(395,911)	(3,332,980)
Accrued expenses	(784,023)	2,119,699	2,744,172
Operating lease liabilities	(7,876,627)	—	—
Deferred compensation	—	441,894	479,608
Profits interest retirement obligations	(246,387)	(249,976)	32,918
Other liabilities	—	266,652	406,690

Net cash provided by operating activities	84,779,073	50,908,631	27,313,191

Cash flows from investing activities:
Proceeds from disposal of property and equipment	121,715	205,158	129,520
Purchase of property and equipment	(16,642,618)	(10,743,500)	(25,426,185)

Net cash used in investing activities	(16,520,903)	(10,538,342)	(25,296,665)

Cash flows from financing activities:
Change in floor plan notes payable, other, net	(21,229,814)	8,056,417	43,628,471
Partner/member withdrawals	(47,322,452)	(65,057,216)	(60,274,009)
Capital contributions	2,489,431	16,277,844	10,571,654
Principal payments on long-term debt	(5,203,894)	(16,080,663)	(7,729,787)
Proceeds from long-term debt	14,850,445	8,465,000	12,994,424
Principal payments on finance or capital lease obligation	(1,755,798)	(2,236,290)	(2,122,157)
Payments on deferred compensation	(630,658)	(663,537)	(692,772)

Net cash used in financing activities	(58,802,740)	(51,238,445)	(3,624,176)

Net increase (decrease) in cash and cash equivalents	9,455,430	(10,868,156)	(1,607,650)
Cash and cash equivalents, beginning	25,025,601	35,893,757	37,501,407

Cash and cash equivalents, ending	$34,481,031	$25,025,601	$35,893,757

See supplemental disclosures of cash flow information (Note 14 and 16).

See accompanying notes.

PARK PLACE DEALERSHIPS

Notes to Combined and Consolidated Financial Statements

Notes to Combined and Consolidated Financial Statements

1. Nature of Business and Significant Accounting Policies

Organization and nature of business

The accompanying combined and consolidated financial statements include the combined and consolidated operations of Park Place Motorcars, Ltd., Park Place Motorcars Fort Worth, Ltd., Park Place RB, Ltd., PPDV, Ltd., Park Place LX of Texas, Ltd., PPP, LP, PPJ, LLC, PPMB Arlington, LLC, PPM Auction, LP, PPCT, LP, JRA Dealership, LP, PPMBA Realty, LP, PP Real Estate, Ltd., JLRA Realty, LP, PPJ Land, LLC, PPM Realty, Ltd., Kings Road Realty, Ltd., PPA Realty, Ltd., NWH Land, LP, 350 Phelps Realty, LP, and PP Land Holdings, LP (referred to collectively as “Park Place Dealerships” or the “Company”). The combined and consolidated financial statements include the accounts of the Company after elimination of intercompany balances and transactions.

The Company is a franchised dealer of Mercedes-Benz USA, LLC; Porsche Cars North America, Inc.; Lexus, a division of Toyota Motor Sales U.S.A., Inc.; Rolls-Royce Motorcars Limited; Bentley Motors, Ltd.; Maserati S.p.A.; Bugatti Automobiles USA, Inc.; Volvo Cars of North America; Jaguar Cars Limited; Land Rover North America, Inc., McLaren Automotive Incorporated; Lotus Cars USA, Inc.; Koenigsegg Automotive AB; and Karma Automotive (referred to collectively as “the manufacturers”) under dealer agreements. Through these dealer agreements, the Company markets new vehicles, replacement parts, service, and financing and leasing. In addition, it also retails and wholesales used vehicles. The dealer agreements specify the location of the dealerships and designate the specific market areas in which the dealer may operate; however, there is no guarantee of exclusivity within these market areas. The specified market area for the Company is the greater Dallas/Fort Worth, Texas metropolitan area. During the year ended December 31, 2017, the Company added a Land Rover franchise to their PPJ, LLC operations and transferred their Lotus franchise included in their PPJ, LLC operations to Park Place RB, Ltd. The Company terminated the Bugatti and Lotus franchises in January 2019 and March 2019, respectively.

Combined affiliates:

Legal Entity	Primary Operations	Manufacturer
Park Place Motorcars, Ltd.	Dealership	Mercedes Benz USA, LLC
Park Place RB, Ltd.	Dealership	Rolls-Royce Motorcars Limited; Bentley Motors, Ltd.;
Maserati S.p.A.; Bugatti Automobiles USA, Inc.,
McLaren Automotive Incorporated;
and Lotus Cars USA, Inc., Koenigsegg Automotive AB;
and Karma Automotive
Park Place Motorcars Fort Worth, Ltd.	Dealership	Mercedes-Benz USA, LLC
PPDV, Ltd.	Dealership	Volvo Cars of North America
Park Place LX of Texas, Ltd.	Dealership	Lexus, a division of Toyota Motor Sales U.S.A., Inc
PPP, LP	Dealership	Porsche Cars North America, Inc.
PPJ, LLC	Dealership	Jaguar Cars Limited; Land Rover North America, Inc.
PPMB Arlington, LLC	Dealership	Mercedes-Benz USA, LLC

Legal Entity	Primary Operations	Manufacturer
JRA Dealership, LP	Dealership	Jaguar Cars Limited; Land Rover North America, Inc.
PPM Auction, LP	Auction
PPCT, LP	Subscription Service
PPMBA Realty, LP	Real Estate
PP Real Estate, Ltd.	Real Estate
JLRA Realty, LP	Real Estate
PPJ Land, LLC	Real Estate
PPM Realty, Ltd.	Real Estate
Kings Road Realty, Ltd.	Real Estate
PPA Realty, Ltd.	Real Estate

Legal Entity	Primary Operations	Manufacturer
NWH Land, LP	Real Estate
350 Phelps Realty, LP	Real Estate
PP Land Holdings, LP	Real Estate

Variable interest entity of PPMB Arlington, LLC:

Legal Entity	Primary Operations
PPMB Realty, LP	Real Estate

Variable interest entity of Park Place Motorcars Fort Worth, Ltd.:

Legal Entity	Primary Operations
PP Real Estate, Ltd.	Real Estate

Park Place Auto Auction facilitates used vehicle wholesale purchases and sales and collects auction fees from customers related to each transaction; Park Place Select is a vehicle subscription service with multiple revenue tiers available to customers and collects monthly fees from customers for access to a fleet of subscription rental vehicles.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments that have remaining maturities of three months or less at the date of purchase.

Contracts in transit

Contracts in transit represent amounts due for customer contracts sold to financial institutions. These contracts are typically collected within 15 days.

Receivables

Receivables consist primarily of amounts due from other dealerships and auto auctions as a result of vehicle sales; amounts due from third parties for parts sold or services provided; and amounts due from manufacturers for incentives and warranty reimbursements. Receivables also include commissions due on aftermarket products. Receivables resulting from vehicle sales are secured by the related vehicles. Receivables arising from the sale of parts and service which are due under normal trade terms require payment within 30 days from the invoice date.

The carrying amount of receivables is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management reviews each receivable balance that exceeds a set number of days from the invoice date, and, based on historical bad debt experience and management’s evaluation of customer credit worthiness, estimates that portion, if any, of the balance that will not be collected. No interest is charged on delinquent receivables.

Inventories

All inventories are valued at the lower of cost or net realizable value. The cost of new and used vehicles is determined using the specific identification method. The cost of all other inventories is determined using the most recent cost, which approximates first-in, first-out (FIFO).

Courtesy vehicles

The Company purchases new vehicles from the manufacturers in connection with programs whereby the Company utilizes the vehicles, typically for twelve months or less, as loan vehicles for customers’ use while their vehicles are being serviced by the dealership. The Company usually receives a subsidy, or discount, off of the manufacturers’ invoice price and records depreciation on the vehicles. Courtesy vehicles are stated at cost, net of the subsidy, if any, and depreciation, which is computed using the straight-line method. The related liability is included in floor plan notes payable and floor plan notes payable, other.

Subscription rental vehicles

The Company holds a fleet of subscription rental vehicles whereby the Company holds and maintains the vehicles, typically for twelve months or less, in their Select operations as available for customer rental under agreements. Subscription rental vehicles are stated at cost, net of depreciation, which is computed using the straight-line method. The related liability is included in floor plan notes payable, other.

Property and equipment

Property and equipment are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets or the length of the related lease, if shorter. The useful lives of property and equipment for purposes of computing depreciation and amortization are as follows:

Buildings	39.5 years or underlying lease terms
Equipment	5-10 years
Furniture and fixtures	7 years
Computer equipment	3 years
Vehicles	3-5 years
Leasehold improvements	Lesser of 10-30 years or underlying lease terms

Franchise rights and goodwill

In connection with business acquisitions, the Company assigned fair values to franchise rights and goodwill. Franchise rights and goodwill have indefinite lives and therefore are not amortized but are reviewed for possible impairment at least annually. Management has determined that franchise rights and goodwill are not impaired at September 30, 2019 and December 31, 2018.

Long-lived assets

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. There were no indicators of impairment at September 30, 2019 and December 31, 2018.

Factory incentives

The Company receives various incentive payments from the manufacturers. These incentive payments are typically received on new vehicle retail sales. The incentives are reported as reductions of cost of sales in the accompanying combined and consolidated statements of operations.

Factory assistance

The Company receives various assistance from certain manufactures. The Company accounts for the assistance as purchase discounts on the cost of the vehicles. The assistance is first reflected as a reduction in inventory cost on the combined and consolidated balance sheets and then reflected as a reduction to cost of sales in the combined and consolidated statements of operations as the respective vehicles are sold. At September 30, 2019 and December 31, 2018, inventory cost had been reduced by $1,788,188 and $2,063,284, respectively, for assistance received from the manufacturers. Cost of sales has been reduced by $13,351,556, $20,944,764 and $20,906,170, for assistance received from the manufacturers related to vehicles sold for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, respectively.

Floor plan notes payable

The Company classifies borrowings and repayments on floor plan notes payable for inventory purchased from a manufacturer that has a controlling interest in the respective floor plan lender (floor plan notes payable on the combined and consolidated balance sheets) as an operating activity on the combined and consolidated statements of cash flows. Borrowings and repayments on floor plan notes payable for inventory purchased from a manufacturer that does not have a controlling interest in the respective floor plan lender (floor plan notes payable, other on the combined and consolidated balance sheets) have been classified as a net financing activity on the combined and consolidated statements of cash flows.

Revenue recognition

The Company satisfies its performance obligations with customers by transferring a good or service to the customer, as detailed below.

Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle or parts are delivered to the customer or the service is complete. Revenues from auction transactions are recognized at the time the transaction occurs. Revenues from subscription services are recognized ratably over the subscription term.

The Company arranges financing for customers through various financial institutions and receives financing fees based on the difference between loan rates charged to customers and predetermined financing rates set by the financial institutions. The Company recognizes income from finance and insurance commissions as the contracts are sold and recognizes an allowance for anticipated losses of finance and insurance commission income resulting from early payoffs of customer loans and repossessions. The provision is based on management’s evaluation of industry trends and historical experience. The Company also receives commissions from the sale of non-recourse third-party extended service contracts to customers. Under these contracts, the third-party warranty company is directly liable for all warranties provided. Commission revenue is recorded net of estimated chargebacks. Commission expense related to the sale of warranties is charged to expense upon recognition of revenue.

The following table summarizes revenue from contracts with customers for the nine months ended September 30, 2019 and for the year ended December 31, 2018:

	Nine months ended September 30, 2019	December 31, 2018
New vehicle	$620,199,480	$902,828,393
Used vehicle	474,103,802	591,113,370
Parts, service and body shop	206,443,547	262,620,670
Other	7,219,035	8,293,642

	$1,307,965,864	$1,764,856,075

Advertising costs

The Company expenses advertising costs in the periods in which they are incurred.

Presentation of certain taxes

The Company collects various taxes from customers and remits these amounts to applicable taxing authorities. The Company’s accounting policy is to exclude these taxes from sales and costs of sales.

Accounting for income taxes

The Company is not a federal income tax paying entity. Income and losses of the Company are reported by the partners or members in their individual federal tax returns. The Company is, however, liable for margin taxes in accordance with Texas statutes.

While the Company is a combination of Limited Partnerships and Limited Liability Companies, consideration is given to the recognition and measurement of tax positions that meet a “more-likely-than-not” threshold. A tax position is a position taken in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions include the Company’s status as pass-through entities. The recognition and measurement of tax positions taken for various jurisdictions consider the amounts and probabilities of outcomes that could be realized upon settlement using the facts, circumstances, and information available at the reporting date. The Company has determined that it did not have any material unrecognized tax benefits or obligations as of September 30, 2019 and December 31, 2018.

Use of estimates

The preparation of combined and consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined and consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently issued accounting standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the new standard effective January 1, 2018, the first day of the Company’s fiscal year using the modified retrospective approach.

As part of the adoption of the ASU, the Company elected the following transition practical expedients: (i) to reflect the aggregate of all contract modifications that occurred prior to the date of initial application when identifying satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price; and (ii) to apply the standard only to contracts that are not completed at the initial date of application. Because contract modifications are minimal, there is not a significant impact as a result of electing these practical expedients.

The adoption resulted in a decrease to inventory of $1,895,149, an increase to receivables of $3,873,097 and an increase to beginning retained earnings of $1,977,948 as of January 1, 2018. The adjustment primarily relates to service and body shop work in process, which is now recognized over time as repairs are performed rather than upon final delivery.

Effective January 1, 2019, the Company adopted the new lease accounting guidance in Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (“ASC 842”). See Note 16 “Leases” within the accompanying combined and consolidated financial statements.

Evaluation of subsequent events

The Company has evaluated the effect subsequent events would have on the combined and consolidated and consolidated financial statements through January 13, 2020, which is the date the combined and consolidated and consolidated financial statements were available to be issued.

2. Receivables

Receivables consisted of the following as of:

	September 30, 2019	December 31, 2018
Factory	$15,933,697	$22,172,268
Customers	6,908,056	8,770,132
Vehicles	9,893,064	15,818,063
Finance commissions	3,637,171	4,062,829
Employees and other	22,841	68,527
Related party receivables	4,202,688	4,137,666

	40,597,517	55,029,485
Allowance for doubtful accounts	(475,769)	(606,276)

	$40,121,748	$54,423,209

3. Inventories

Inventories consisted of the following as of:

	September 30, 2019	December 31, 2018
New vehicles	$172,787,279	$195,883,206
Used vehicles	47,002,133	63,427,390
Parts and accessories	11,497,718	11,315,379
Other inventories	61,024	38,952

	$231,348,154	$270,664,927

4. Courtesy Vehicles

Courtesy vehicles consisted of the following as of:

	September 30, 2019	December 31, 2018
Courtesy vehicles at cost	$66,784,340	$67,138,202
Accumulated depreciation	(2,763,100)	(3,168,750)

	$64,021,240	$63,969,452

Depreciation expense on courtesy vehicles, included as a component of semi-fixed expenses, totaled $5,355,912, $7,449,785 and $6,672,167 for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, respectively.

5. Subscription Rental Vehicles

Subscription rental vehicles consisted of the following as of:

	September 30, 2019	December 31, 2018
Subscription rental vehicles at cost	$9,896,406	$6,455,413
Accumulated depreciation	(793,740)	(285,340)

	$9,102,666	$6,170,073

Depreciation expense on subscription rental vehicles, included as a component of semi-fixed expenses, totaled $808,900 and $388,260 for the nine months and year ended September 30, 2019 and December 31,2018, respectively.

6. Property and Equipment

Property and equipment consisted of the following as of:

	September 30, 2019	December 31, 2018
Land	$49,094,981	$49,094,981
Buildings	126,958,660	126,958,660
Equipment	20,344,549	19,219,642
Furniture and fixtures	22,967,395	22,843,368
Computer equipment	17,195,898	16,817,925
Vehicles	1,381,502	1,167,912
Leasehold improvements	34,303,084	33,995,950
Construction in progress	18,563,734	4,086,575

	290,809,803	274,185,013
Accumulated depreciation and amortization	(104,500,017)	(93,001,358)

	$186,309,786	$181,183,655

Depreciation and amortization expense on property and equipment, included as a component of fixed expenses, totaled $11,465,538, $16,244,107 and $15,810,205 for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, respectively.

7. Finance Commission Receivables

The Company has an agreement with Lexus Financial Services whereby finance commission income on leases is paid throughout the duration of individual customers’ leases. Management has estimated the current and long-term portions of these finance commission receivables. Current and long-term finance commission receivables consisted of the following as of:

	September 30, 2019	December 31, 2018
Current portion (included in finance commissions receivable in Note 2)	$3,243,104	$3,403,616
Long-term portion	3,784,332	4,306,440

	$7,027,436	$7,710,056

8. Other Assets

Other assets consisted of the following as of:

	September 30, 2019	December 31, 2018
Deposits on various contracts and other miscellaneous assets	$2,833,047	$2,068,792
Lease acquisition cost	—	143,541

	$2,833,047	$2,212,333

The Company incurred lease acquisition costs of $325,000. The lease expires October 31, 2027. The Company is amortizing these costs over the remaining life of the lease. Amortization expense on the lease acquisition costs totaled $16,250 for both years ended December 31, 2018 and 2017. Amortized lease costs were transferred to operating lease right-of-use assets as of January 1, 2019.

9. Floor Plan Notes Payable and Floor Plan Notes Payable, Other

The Company finances its new vehicles, courtesy vehicles, and a portion of its pre-owned vehicle purchases through floor plan notes payable to credit corporations. The Company has floor plan financing agreements for the purchase of new, pre-owned, and courtesy vehicles with Mercedes-Benz Financial Services, Toyota Motor Credit Corporation, Chase Bank, and Bank of America, N.A (collectively the “Floor Plan Lenders”). The agreements are collateralized by all property and equipment, inventories, and all other accounts, contract rights, chattel paper and general intangibles and proceeds of any and all of the foregoing, whether owned now or hereafter acquired by the Company. These agreements may be cancelled with thirty days’ written notice by either party.

The aggregate borrowing limits for the floor plan lines of credit are as follows at September 30, 2019:

Floor Plan Lender	Vehicle Type	Borrowing Limit
Mercedes-Benz Financial Services	New Vehicles	$156,425,000
Mercedes-Benz Financial Services	Used Vehicles	58,500,000
Mercedes-Benz Financial Services	Courtesy Vehicles	68,000,000
Toyota Motor Credit Corporation	New Vehicles	76,000,000
Toyota Motor Credit Corporation	Used Vehicles	15,500,000
Toyota Motor Credit Corporation	Courtesy Vehicles	24,840,000
Chase Bank	Courtesy Vehicles	7,750,000

Floor Plan Lender	Vehicle Type	Borrowing Limit
Bank of America, N.A.	New Vehicles	38,000,000
Bank of America, N.A.	Used Vehicles	10,000,000
Bank of America, N.A.	Courtesy Vehicles	6,000,000

Total borrowing limit		$461,015,000

Interest rates on floor plan lines of credit are as follows:

Mercedes-Benz Financial Services:

Vehicle Type	Rate Calculation	Rate at September 30, 2019	Rate at December 31, 2018
New Vehicles	30 day LIBOR + 1.70%	3.72%	4.22%
Used Vehicles	30 day LIBOR + 1.70%	3.72%	4.22%
Courtesy Vehicles	30 day LIBOR + 1.70%	3.72%	4.22%

Toyota Motor Credit Corporation:

Vehicle Type	Rate Calculation	Rate at September 30, 2019
New Vehicles	3 month LIBOR + 1.25%	3.34%
Used Vehicles	3 month LIBOR + 1.25%	3.34%
Courtesy Vehicles	Fixed	4.25—4.75%

Vehicle Type	Rate Calculation	Rate at December 31, 2018
New Vehicles	3 month LIBOR + 1.50%	4.30%
Used Vehicles	3 month LIBOR + 1.70%	4.50%
Courtesy Vehicles	Fixed	3.50—4.50%

Chase Bank:

Vehicle Type	Rate Calculation	Rate at September 30, 2019	Rate at December 31, 2018
Courtesy Vehicles	30 day LIBOR + 2.00%	4.02%	4.52%

Bank of America:

Vehicle Type	Rate Calculation	Rate at September 30, 2019	Rate at December 31, 2018
New Vehicles	30 day LIBOR + 1.25%	3.27%	3.77%
Used Vehicles	30 day LIBOR + 1.25%	3.27%	3.77%
Courtesy Vehicles	30 day LIBOR + 1.25%	3.27%	3.77%

Floor plan notes payable and floor plan notes payable, other include notes payable for courtesy vehicles financed with the Floor Plan Lenders. Interest expense on courtesy vehicle notes payable, included as a component of semi-fixed expenses, totaled $2,113,597, $2,392,002 and $1,744,109 for the nine months ended and years ended September 30, 2019, December 31, 2018 and 2017, respectively.

Included in floor plan notes payable, other are all used vehicles floored with Mercedes-Benz Financial, any Porsche, Rolls Royce, Bentley, Maserati, Volvo, Jaguar, Land Rover and Lotus new and courtesy vehicles floored with Mercedes-Benz Financial, Lexus courtesy vehicles floored with Chase Bank and any vehicles floored with Bank of America, N.A.

The Floor Plan Lenders allow the Company to deposit funds in a cash management account which earns interest at the floor plan interest rate. These funds, which totaled $38,712,969 and $41,000,000 at September 30,

2019 and December 31, 2018, respectively, are reflected as a reduction in floor plan notes payable and floor plan notes payable, other in the accompanying combined and consolidated and consolidated balance sheets.

10. Long-Term Debt

Long-term debt consists of the following:

	September 30, 2019	December 31, 2018
Bank of America	$14,850,445	$—
Plains Capital	19,469,861	20,758,541
Mercedes-Benz Financial Services	68,977,982	72,937,345

Total debt	103,298,288	93,695,886
Less: debt issuance costs	(288,881)	(333,030)

Long-term debt, including current portion	103,009,407	93,362,856
Less: current portion, net of current portion of debt issuance costs	(12,657,189)	(6,961,674)

Long-term debt	$90,352,218	$86,401,182

The aggregate maturities of long-term debt as of September 30, 2019 are as follows:

2019 (remaining 3 months)	$1,713,630
2020	12,886,187
2021	25,912,328
2022	12,603,309
2023	26,511,772
Thereafter	23,671,062

Total maturities of long-term debt	$103,298,288

Real estate term loans and promissory notes

The Company has multiple real estate term loan and promissory note agreements with finance companies affiliated with our vehicle manufacturers and other lenders. As of September 30, 2019 and December 31, 2018, the Company had total notes payable outstanding of $103.3 million and $93.7 million, respectively, which are collateralized by the associated real estate. The term loans and promissory notes were established under various terms, as seen below:

Lender	Debt Type	Rate Type	Interest Rate at September 30, 2019	Maturity Date
Bank of America	Promissory Note	Variable (LIBOR +2.00%)	4.09%	4/1/2025
Plains Capital	Promissory Note & Term Loan	Fixed	4.25% - 5.15%	Various dates 2020-2026
Mercedes-Benz Financial Services	Promissory Note & Term Loan	Variable & Fixed (LIBOR +2.14%)	3.90% - 5.44%	Various dates 2020-2025

Representations and covenants

The Company is required to maintain certain financial covenants in accordance with its loan agreements with lenders. As of September 30, 2019 and December 31, 2018, the Company was in compliance with all of the related covenants.

11. Deferred Compensation

Dealership value participation agreement

The Company has a Dealership Value Participation Agreement with a current member of management which is payable upon certain triggering events including separation of employment for any reason other than cause, death or disability or a change in control event. The terms of the agreement provide for vesting over a period of 7 years of continuous employment. Upon a change in control event, the member of management is deemed to be fully vested. The member of management forfeits the award upon termination of employment from the Company for cause. The value of the award, which is payable in a cash settlement over a 5-year period from the date of the triggering event, is dependent on the fair value of PPJ, LLC. In the event of the member of management’s separation of employment for any reason other than cause, death, or disability, the settlement payment would be no more than six times the EBITDA of PPJ, LLC. In the event of a change in control, the settlement payment would be equal to a percentage of the net sales proceeds after return of members’ capital contributions, including a 9.00% preferred return, compounded annually on any unpaid capital contributions. As of September 30, 2019 and December 31, 2018, the member of management was 50.00% vested in the agreement. The Company’s accrued liability for the Dealership Value Participation Agreement was $1,126,937 at September 30, 2019 and December 31, 2018. The expense related to this agreement was $406,159 and $456,753 for the years ended December 31, 2018 and 2017, respectively. There was no expense related to this agreement for the nine months ended September 30, 2019.

Profit participation agreements

The Company had a Profit Participation Agreement with a former member of management. On May 15, 2015, a triggering event occurred whereby obligating the Company to make an initial payment equal to 20.00% of the fully vested balance for the former employee in August 2015, and the remaining balance is being paid in equal annual payments through 2019. The Company’s accrued liability for the Profit Participation Agreement was $630,658 at December 31, 2018. The amounts paid on this agreement were $630,658, $663,537, and $692,772 for the nine months and years ended September 30, 2019, December 31, 2018 and 2017, respectively.

The Company has a Profit Participation Agreement with a current member of management which is payable upon certain triggering events including separation of employment for any reason other than cause, death or disability or a change in control event. The terms of the agreement provide for vesting over a period of 10 years of continuous employment. Upon a change in control event, the member of management is deemed to be fully vested. The member of management forfeits the award upon termination of employment from the Company for cause. The value of the award, which is payable in a cash settlement over a 5-year period from the date of the triggering event, is dependent on earnings of the Company from the most recently completed calendar year before the triggering event occurs. As of September 30, 2019 and December 31, 2018, the member of management was 30.00% vested in the agreement. The Company’s accrued liability for the Profit Participation Agreement was $133,835 at September 30, 2019 and December 31, 2018. The expense related to this agreement was $35,735 and $22,855 and the years ended December 31, 2018 and 2017, respectively. There was no expense related to this agreement for the nine months ended September 30, 2019.

Capital transaction bonuses

The Company executed Bonus and Deferred Compensation agreements with three members of management which contain a provision that provides for cash payments to the named members of management upon the occurrence of a Capital Transaction. A Capital Transaction is defined as a sale, exchange or disposition event which results in Company entities ceasing to be entities of the Company, or the sale of substantially all of the assets of a Company entity in a single transaction. The terms of the agreement provide for time based vesting over a period of 5 years of continuous employment. The members of management forfeit the awards upon termination of employment from the Company for cause. The value of the award is based on the net book value of the Company immediately preceding the event, less tangible net worth and less winding up costs. The award is payable in a lump sum cash settlement 90 days after a Capital Transaction. As of September 30, 2019 and December 31, 2018, the members of management were not vested in the agreements.

Retirement compensation agreements

The Company has Retirement Compensation Agreements with three members of management which are payable upon the member’s death, disability or separation from service for any reason other than cause. The terms of the agreement provide for vesting over a period of 5 years of continuous employment. The members of management forfeit the awards upon termination of employment from the Company for cause. The value of the award, which is payable in a cash settlement over a 5-year period from the date of a triggering event, is dependent on several factors including earnings or the fair value of the Company. In the event of the member of management’s death, disability or separation from service prior to the tenth anniversary of the agreement, the amount payable is equal to their vested percentage in two times the prior twelve months’ consolidated net income multiplied by 0.35%. In the event of the member of management’s death, disability or separation from service after the tenth anniversary of the agreement, the amount payable is equal the lesser of 0.35% of the Company’s fair market value or six times the prior twelve months’ consolidated net income multiplied by 0.35%. As of September 30, 2019 and December 31, 2018, the members of management were not vested in the agreements.

12. Profits Interest Retirement Obligation

The Company has a profits interest agreement with one limited partner whereby the Company will pay, upon certain triggering events, the limited partner’s vested percentage of the dealership value, which is based on pre-defined terms. The vested percentage increases ratably; however, the maximum percentage would be paid upon the death or disability of the individual. The limited partner was fully vested at September 30, 2019 and December 31, 2018. The limited partner may, at any time, demand payment on the profits interest agreement. The payment due to the limited partner if demanded is determined by a defined calculation based primarily on the previous operating results and tax basis net asset value of the Company. The Company does not expect the limited partner to demand payment within one year.

13. Related Party Transactions

The Company has engaged in transactions with affiliates controlled by common related parties. These affiliates are engaged in the various activities associated with the selling, financing, and servicing of automobiles for the retail and wholesale markets. The Company sells to and purchases from these affiliates automobiles, parts and accessories.

Under a management agreement with a related party, the Company is required to pay a management fee in return for management and consulting services. The fees paid under this management agreement were $221,547, $636,963 and $854,332 for the nine months and years ended September 30, 2019, December 31, 2018 and 2017, respectively.

The Company exchanges vehicles and parts with affiliates at cost. Related party accounts payable included in the accompanying combined and consolidated balance sheets represent amounts due to a related partnership for certain operating expenses paid on behalf of the dealership. Other information regarding related party transactions is included in Notes 2, 11, 12, 16, 17, 19, and 20.

The following is a summary of transactions with related parties for the nine months and years ended:

	September 30, 2019	December 31, 2018	December 31, 2017
Purchases from affiliates	$8,440,827	$10,880,673	$5,079,504

Sales to affiliates	$8,425,258	$15,279,204	$1,779,875

The following is a summary of balances with related parties as of:

	September 30, 2019	December 31, 2018
Due from affiliates (included in receivables in the accompanying combined and consolidated balance sheets)	$4,202,688	$4,137,666

Due to affiliates (included in accounts payable in the accompanying combined and consolidated balance sheets)	$28,917	$20,618

14. Supplemental Disclosures of Cash Flow Information

	September 30, 2019	December 31, 2018	December 31, 2017
Supplemental schedule of cash paid during the nine months and years ended for:
Interest	$13,135,168	$15,265,752	$11,868,864

State income taxes	$1,137,708	$1,299,944	$915,667

15. Defined Contribution 401(k) Plan

The Company participates in a defined contribution 401(k) plan. All employees who meet certain age and length of service requirements are eligible to participate in the plan. Matching contributions are made on a discretionary basis by the Company. The plan also allows the Company, at management’s discretion, to make a profit sharing contribution. Retirement expense for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, totaled $1,511,067, $1,667,046, and $1,597,413, respectively.

16. Leases

Effective January 1, 2019, the Company adopted the new lease accounting guidance in ASC 842. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms in excess of 12 months. Leases are classified as either finance or operating, with classification impacting the pattern of expense recognition in the income statement.

The Company elected the package of practical expedients permitted in ASC 842. Accordingly, the Company accounted for its existing operating leases as an operating lease under the new guidance, without reassessing (a) whether the contract contains a lease under ASC 842, (b) whether classification of the operating lease would be different in accordance with ASC 842, or (c) whether the unamortized initial direct costs before transition adjustments (as of December 31, 2018) would have met the definition of initial direct costs in ASC 842 at lease commencement. In addition, the Company opted for the transition relief method specified in Accounting Standards Update No. 2018-11, which allowed for the effective date of the new leases standard as the date of initial application on transition. As a result of this election the Company (a) did not adjust comparative period financial information for the effects of ASC 842; (b) made the new required lease disclosures for periods after the effective date; and (c) carried forward our ASC 840 disclosures for comparative periods. As a result of the adoption of ASC 842, the Company recorded a right-of-use asset of approximately $57.6 million, which represents the lease liability reduced for deferred rent amounts of approximately $673,000 and increased for lease acquisition costs of approximately $144,000 and a lease liability of approximately $58.0 million, which represents the present value of remaining lease payments, discounted using the Company’s incremental borrowing rates based on the remaining lease terms.

The Company leases a portion of its Park Place Motorcars, Ltd. facilities from an unrelated party under a non-cancelable operating lease requiring monthly rental payments of $140,140 through May 2021. The lease has one 10-year and one 5-year renewal options. The lease stipulates annual base rent increases based on CPI, which are included in the future minimum lease payments and variable lease payments adjustment below.

The Company leases its Park Place LX of Texas, Ltd. facility in Plano, Texas under a non-cancelable lease from a related party, Park Place LX Land Co #1, Ltd., requiring monthly rental payments of $445,758 through December 2022.

The Company leases its Park Place LX of Texas, Ltd. facility in Grapevine, Texas from related parties under various operating leases. The first lease with Park Place LX Land Co #1, Ltd. requires monthly rental payments of $357,792, expires December 2022, and is non-cancelable. The second lease with DKK West, Ltd. required monthly rental payments of $21,994, through July 2023.

The Company leases a portion of its JRA Dealership, LP facilities under a non-cancelable lease from a related party, DKK West, Ltd., requiring monthly rental payments of $1,718 beginning August 2018 through July 2023. The Company leases a portion of its JRA Dealership, LP facility from unrelated parties under two leases: the first lease has monthly rental payments ranging from $19,661 to $25,531 and expires in March 2023 with two 5-year renewal options, the second lease has monthly rental payments ranging from $49,491 to $77,106 with a lease term through March 2057.

The Company leases its PPCT, LP facilities from a related party. The lease with DKK West, Ltd. is a non-cancelable operating lease requiring monthly rental payments of $3,437 through July 2023.

The Company leases a portion of its PPDV, Ltd. facilities under a non-cancelable lease from an unrelated party requiring monthly rental payments ranging from $12,500 to $18,302 with a lease term through October 2027. The lease has two 5-year renewal options.

Escalation clauses, lease payments dependent on existing rates/indexes, renewal options, and purchase options are included within the determination of lease payments when appropriate. The Company has elected the practical expedient not to separate lease and non-lease components for all leases that qualify, except for information technology assets that are embedded within service agreements (such as software license arrangements).

When available, the implicit rate is utilized to discount lease payments to present value; however, substantially all of the Company’s leases do not provide a readily determinable implicit rate. An incremental borrowing rate was used to discount the lease payments based on information available at lease commencement.

Balance sheet presentation

Leases	Classification	September 30, 2019
Assets:
Finance	Property and equipment, net	$3,026,152
Operating	Operating lease right-of-use assets	49,704,966

Total right-of-use assets		$52,731,118

Liabilities:
Current:
Finance	Current portion of finance lease obligation	$2,450,993
Operating	Current portion of operating lease liabilities	10,917,990
Non-current:
Finance	Finance lease obligation, less current portion	1,706,798
Operating	Operating lease liabilities, less current portion	39,507,711

Total lease liabilities		$54,583,492

Lease term and discount rate

September 30, 2019
Weighted average lease term—finance lease	1.67 years
Weighted average lease term—operating leases	12.9 years
Weighted average discount rate—finance lease	5.25%
Weighted average discount rate—operating leases	4.50%

Lease Costs

The following table provides certain information related to the lease costs for finance and operating leases during the nine months ended September 30, 2019:

Finance lease cost:
Interest	$202,345
Depreciation	1,361,768
Operating lease cost	9,972,543
Variable lease cost	2,285,055

$13,821,711

Lease payments made to related parties for the nine months ended September 30, 2019 totaled $7,566,291, which is included in operating and variable lease costs above.

Supplemental cash flow information

The following table presents supplemental cash flow information for leases during the nine months ended September 30, 2019:

Cash paid for amounts included in the measurements of lease liabilities:
Operating cash flows from finance lease	$1,564,113
Operating cash flows from operating leases	10,718,270
Financing cash flows from finance lease	1,755,798

Undiscounted cash flow

The table below reconciles the undiscounted cash flows for each of the first five years and total of the remaining years to the finance lease liabilities and operating lease liabilities as of September 30, 2019:

	Finance	Operating
2019 (remaining three months)	$841,221	$3,252,697
2020	3,364,886	13,013,844
2021	1,402,037	11,952,757
2022	—	11,254,083
2023	—	1,159,463
Thereafter	—	30,137,091

Total minimum lease payments	5,608,144	70,769,935
Less: amount representing interest	(193,639)	(20,262,575)
Less: amount representing variable payments	(1,256,714)	(81,659)

Present value of future minimum lease payments	4,157,791	50,425,701
Less: current obligations under leases	(2,450,993)	(10,917,990)

Long-term lease obligations	$1,706,798	$39,507,711

Capital lease obligation

The Company leases a portion of its Park Place Motorcars, Ltd. facilities from an unrelated party under a non-cancelable operating lease requiring monthly rental initial payments of $217,571 through May 2021 which is accounted for as a capital lease. As of December 30, 2018, the asset recorded under this capital lease was $27,084,057 and accumulated depreciation was $22,696,137. Depreciation and interest expense recorded on the capital lease during the years ended December 31, 2018 and 2017 was $2,190,258 and $2,304,391, respectively. The lease stipulates annual base rent increases based on CPI, which are included in the future minimum lease payments and variable lease payments adjustment below. The lease has one 10-year and one 5-year renewal options.

The following is a schedule by years of the future minimum lease payments together with the present value of the net minimum lease payments as of December 31, 2018:

2019	$3,364,886
2020	3,364,886
2021	1,402,037

Total minimum lease payments	8,131,809
Less: amount representing interest	(395,983)
Less: amount representing variable payments	(1,822,237)

Present value of net minimum capital lease payments	5,913,589
Less: current portion of obligations under capital leases	(2,356,563)

Capital lease obligations, long term	$3,557,026

Operating lease obligations

Future minimum payments under non-cancelable operating leases with initial terms in excess of one year at December 31, 2018, are as follows:

	Related Parties	Unrelated Parties	Total
2019	$10,088,388	$2,915,430	$13,003,818
2020	10,088,388	2,919,504	13,007,892
2021	10,088,388	1,858,417	11,946,805
2022	10,088,388	1,167,626	11,256,014
2023	190,043	964,199	1,154,242
Thereafter	—	29,386,360	29,386,360

	$40,543,595	$39,211,536	$79,755,131

Total rental expense was $13,777,596 and $13,451,512 for the years ended December 31, 2018 and 2017, respectively, of which $9,773,212 and $9,657,600 was paid to related parties, respectively.

17. Contingencies and Uncertainties

The Company sells customer installment contracts to financial institutions and extended warranties without recourse. Some buyers of the contracts and warranties retain portions of the commissions as reserves against early payoffs. These amounts are normally recorded on the combined and consolidated balance sheets as finance commission receivables. The accrual for contingent charges at September 30, 2019 and December 31, 2018 totaled $3,766,000 and $3,160,000, respectively.

The Company maintains a self-insurance program for its employees’ health care costs. The Company is liable for losses on individual claims up to $250,000 per claim and $1,000,000 in aggregate claims for the year. The Company maintains third-party insurance coverage for any losses in excess of such amounts. Self-insurance costs are accrued based on claims reported as of the balance sheet dates as well as an estimated liability for claims incurred but not reported. The total accrued liability for self-insurance costs was $2,303,780 and $1,467,781 as of September 30, 2019 and December 31, 2018, respectively.

The Company’s facilities are subject to federal, state, and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition, or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with the applicable federal and state requirements.

The Company purchases substantially all of its new vehicles and parts from the manufacturers at the prevailing prices charged to all franchised dealers. The Company’s sales volume could be adversely impacted by the manufacturers’ inability to supply it with an adequate supply of vehicles and/or parts due to unforeseen circumstances or as a result of an unfavorable allocation of vehicles. As part of the Company’s relationship with the manufacturers, it participates in various programs with regard to vehicle allocation, advertising, and other incentive programs. These programs are generally on a “turn-to-earn” basis, which rewards new vehicle volume, and are subject to change by the manufacturers at any time. In addition, the manufacturers’ franchise agreements contain provisions which generally limit, without consent of the manufacturers, changes in dealership management, ownership, and location; place certain financial restrictions; and provide for termination of the franchise agreement by the manufacturers in certain instances.

The Company is involved in certain legal matters that it considers incidental to its business. In management’s opinion, none of these legal matters will have a material effect on the Company’s financial position or the results of operations.

The Company has available $4,000,000 in draft facility agreements with banks. These lines of credit allow the Company to receive immediate credit for any drafts deposited from the sale of motor vehicles. The Company also has available a $1,500,000 commercial credit card line with a bank.

The Company has entered into a risk retention insurance program for garage liability. As part of the risk retention agreement, the Company pledged a letter of credit in the amount of $300,000, which is the maximum potential liability for claims. Management does not believe the letter of credit will be drawn upon nor will it incur additional liability for claims.

The Company has outstanding guarantees of indebtedness of related parties, through common ownership, of $46,192,098 as of September 30, 2019.

A detail of the guarantees is as follows:

Type of Loan Guarantee	Guarantee Extends Through	Guaranteed By	Amount of Loan Guarantee
Real Estate Loan	August 2021	Park Place LX of Texas, Ltd.	$19,111,433
Real Estate Loan	July 2028	Park Place LX of Texas, Ltd.	27,080,665

			$46,192,098

The real estate loans with affiliates were used to finance the acquisitions of dealership properties and to finance the acquisitions of real estate for potential future expansion of the Company’s dealership operations. The loans are collateralized by the related real estate and substantially all of the assets of the related party.

Non-payment would result in the requirement of the guarantor to perform; however, these loans have multiple guarantors associated with them. Additionally, the value of the collateral on these loans is in excess of the outstanding loan balances at September 30, 2019. Based on the financial condition of the related parties, the sufficiency of the collateral supporting the loans and the multiple guarantors associated with the loans, management believes that the probability that the Company would have to perform upon any of these guarantees is remote.

18. Concentrations of Credit Risk

The Company sells to individuals and commercial businesses located primarily in the greater Dallas/Fort Worth, Texas area. Receivables resulting from vehicle sales are secured by the related vehicles. Receivables resulting from all other sales are unsecured open accounts. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of receivables, contracts in transit, and cash deposits in excess of federally insured limits. The concentration of credit risk with respect to contracts in transit is limited primarily to financial institutions. The Company’s bank balances usually exceed federally insured limits.

19. Partnership/Member Agreement

The general partner holds a 0.50% interest in Park Place Motorcars, Ltd., Park Place Motorcars Fort Worth, Ltd., PPP, LP, and Park Place LX of Texas, Ltd., a 0.10% interest in Park Place RB, Ltd., JRA Dealership, LP, PPDV, Ltd. and a 0.00% interest in PPM Auction, LP and PPCT, LP while the limited partners hold the remaining interests. Partnership profits are to be allocated first to the general partner until the cumulative profits allocated equals the cumulative amount of losses allocated for prior years, then to each partner according to their ownership interests. Any Partnership losses are to be allocated first to the partners in the ratio and to the extent of the positive capital accounts of the limited partners, then any remaining losses are to be allocated to the general partner.

The general partner holds a 0.50% interest in PPMBA Realty, LP, PP Real Estate, Ltd., JLRA Realty, LP, PPJ Land, LLC, PPM Realty, Ltd., Kings Road Realty, Ltd., PPA Realty, Ltd., NWH Land, LP, 350 Phelps Realty, LP, and PP Land Holdings, LP while the limited partners hold the remaining interests. Partnership profits are to be allocated first to the general partner until the cumulative profits allocated equals the cumulative amount of losses allocated for prior years, then to each partner according to their ownership interests. Any Partnership losses are to be allocated first to the partners in the ratio and to the extent of the positive capital accounts of the limited partners, then any remaining losses are to be allocated to the general partner.

The PPJ, LLC and PPMB Arlington, LLC Company Agreements state that all members share all profits, losses and distributions according to their membership interests.

Under a buy/sell agreement with one of the limited partners, the limited partner may, at any time, cause the Company to purchase their 3.00% interest based on the estimated fair value upon exercising the buy/sell option.

20. Variable Interest Entities

Management analyzes the Company’s variable interests including loans, guarantees, and equity investments, to determine if the Company has any variable interests in variable interest entities. This analysis includes both qualitative and quantitative reviews. Qualitative analysis is based on an evaluation of the design of the entity, its organizational structure including decision making ability, and financial agreements. Quantitative analysis is based on the entity’s forecasted cash flows. Generally accepted accounting principles require a reporting entity to consolidate a variable interest entity when the reporting entity has a variable interest that provides it with a controlling financial interest in the variable interest entity. The entity that consolidates a variable interest entity is referred to as the primary beneficiary of that variable interest entity. The Company uses qualitative and quantitative analyses to determine if it is the primary beneficiary of variable interest entities.

Accordingly, the Company has determined that PP Real Estate, Ltd. and PPMBA Realty, Ltd. are VIEs for which the Company is the primary beneficiary, due primarily to the Company’s guarantee of the VIE’s debt and common ownership interests.

The following table summarizes the balance sheets for consolidated VIEs as of September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Assets:
Receivables, net	$1,053,111	$829,326
Property and equipment, net	54,013,861	55,495,404

Total assets	$55,066,972	$56,324,730

Liabilities and Partners’ Capital:
Accrued expenses	$142,328	$147,239
Long-term debt	40,050,403	42,163,905

Total liabilities	40,192,731	42,311,144
Partners’ capital	14,874,241	14,013,586

Total liabilities and partners’ capital	$55,066,972	$56,324,730

21. Subsequent Events

On December 11, 2019, Park Place Dealerships (“The Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Asbury Automotive Group, LLC (“Purchaser”), a Delaware limited liability company and a wholly-owned subsidiary of Asbury Automotive Group, Inc., a Delaware corporation. Also, on December 11, 2019, the Company and Purchaser entered into a Real Estate Purchase Agreement (the “Real Estate Purchase Agreement” and, together with the Asset Purchase Agreement, the “Transaction Agreements”). Pursuant to the Transaction Agreements, the Company will sell substantially all of the assets of, and certain real property related to (collectively, the “Transactions”), the businesses described in the Asset Purchase Agreement for a purchase price of approximately $1 billion (excluding vehicle inventory), reflecting $785 million of goodwill, approximately $215 million for real estate and leaseholds and approximately $30 million for parts and fixed assets, in each case subject to certain adjustments described in the Transaction Agreements.